As filed with the Securities and Exchange Commission on August 30, 2019.

Registration No. 333-181300

Registration No. 333-188658

Registration No. 333-194863

Registration No. 333-204219

Registration No. 333-211559

Registration No. 333-217759

Registration No. 333-232403

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No.1 to

FORM S-8 REGISTRATION STATEMENT NO. 333-181300

FORM S-8 REGISTRATION STATEMENT NO. 333-188658

FORM S-8 REGISTRATION STATEMENT NO. 333-194863

FORM S-8 REGISTRATION STATEMENT NO. 333-204219

FORM S-8 REGISTRATION STATEMENT NO. 333-211559

FORM S-8 REGISTRATION STATEMENT NO. 333-217759

FORM S-8 REGISTRATION STATEMENT NO. 333-232403

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

WAGEWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3351864
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1100 Park Place, 4th Floor
San Mateo, California 94403
(650) 577-5200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

WageWorks, Inc. Amended and Restated 2000 Stock Option/Stock Issuance Plan
WageWorks, Inc. Amended and Restated 2010 Equity Incentive Plan
WageWorks, Inc. 2012 Employee Stock Purchase Plan
(Full title of the plan)

Jon Kessler

President

15 W. Scenic Pointe Dr.

Ste. 100

Draper, Utah 84020

(801) 727-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven Gartner, Esq.
Michael A. Katz, Esq.
Willkie Farr & Gallagher  LLP

787 Seventh Avenue
New York, New York 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) of WageWorks, Inc. (the “Company”) is being filed to terminate all offerings under the Prior Registration Statements and deregister any and all securities that remain unsold pursuant to the Prior Registration Statements, in each case, solely to the extent that they relate to the WageWorks, Inc. Amended and Restated 2000 Stock Option/Stock Issuance Plan (the “2000 Plan”), WageWorks, Inc. Amended and Restated 2010 Equity Incentive Plan (the “2010 Plan”) and the WageWorks, Inc. 2012 Employee Stock Purchase Plan (the “ESPP”):

1.

Registration Statement on Form S-8 (Registration No. 333-181300), filed with the Securities and Exchange Commission (the “SEC”) on May 10, 2012, which registered the offering of an aggregate of 6,029,556 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock “) which included (A) 4,010,378 shares of Common Stock authorized for issuance under the 2000 Plan, (B) 1,519,178 shares of Common Stock authorized for issuance under the 2010 Plan, and (C) 500,000 shares of Common Stock authorized for issuance under the ESPP;

2.

Registration Statement on Form S-8 (Registration No. 333-188658), filed with the SEC on May 16, 2013, which registered the offering of an aggregate of 2,262,858 shares of Common Stock, which included (A) 1,947,144 shares of Common Stock authorized for issuance under the 2010 Plan, and (B) 315,714 shares of Common Stock authorized for issuance under the ESPP;

3.

Registration Statement on Form S-8 (Registration No. 333-194863), filed with the SEC on March 28, 2014, which registered the offering of an aggregate of 1,737,305 shares of Common Stock, which included (A) 1,389,844 shares of Common Stock authorized for issuance under the 2010 Plan, and (B) 347,461 shares of Common Stock authorized for issuance under the ESPP;

4.

Registration Statement on Form S-8 (Registration No. 333-204219), filed with the SEC on May 15, 2015, which registered the offering of an aggregate of 1,773,967 shares of Common Stock, which included (A) 1,419,174 shares of Common Stock authorized for issuance under the 2010 Plan, and (B) 354,793 shares of Common Stock authorized for issuance under the ESPP;

5.

Registration Statement on Form S-8 (Registration No. 333-211559), filed with the SEC on May 24, 2016, which registered the offering of an aggregate of 1,796,798 shares of Common Stock, which included (A) 1,437,439 shares of Common Stock authorized for issuance under the 2010 Plan, and (B) 359,359 shares of Common Stock authorized for issuance under the ESPP;

6.

Registration Statement on Form S-8 (Registration No. 333-217759), filed with the SEC on May 8, 2017, which registered the offering of an aggregate of 1,845,083 shares of Common Stock, which included (A) 1,476,067 shares of Common Stock authorized for issuance under the 2010 Plan, and (B) 369,016 shares of Common Stock authorized for issuance under the ESPP; and

7.

Registration Statement on Form S-8 (Registration No. 333-232403), filed with the SEC on June 27, 2019, which registered the offering of an aggregate of 3,796,242 shares of Common Stock, which included (A) 3,000,000 shares of Common Stock authorized for issuance under the 2010 Plan, and (B) 796,242 shares of Common Stock authorized for issuance under the ESPP.

DEREGISTRATION OF SECURITIES

On August 30, 2019, pursuant to the Agreement and Plan of Merger, dated as of June 26, 2019 (the “Merger Agreement”), by and among HealthEquity, Inc. (“Purchaser”), Pacific Merger Sub Inc., a wholly owned subsidiary of Purchaser (“Merger Sub”), and the Company, Merger Sub merged with and into the Company with the Company surviving as a wholly owned subsidiary of Purchaser (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Prior Registration Statements.  In accordance with the undertaking contained in the Prior Registration Statements, effective immediately upon the filing of this Post-Effective Amendment (the “Effective Date”), the Company hereby deregisters any and all shares previously registered with the Securities and Exchange Commission under the Prior Registration Statements that remain unsold as of the Effective Date and hereby terminates the effectiveness of the Prior Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Draper, State of Utah, on August 30, 2019.

WAGEWORKS, INC.

Date: August 30, 2019	By:	/s/ Jon Kessler
	Name:	Jon Kessler
	Title:	President

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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